Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 2 to Form S-4) and related prospectus of The Williams Companies, Inc. for the registration of 43,900,000 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 2004 (except for the matters described in the third paragraph of the “Basis of presentation” section in Note 1 and the second paragraph in Note 2, as to which the date is September 14, 2004) with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 16, 2004.

Ernst & Young LLP

Tulsa, Oklahoma
October 14, 2004